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                                                                   EXHIBIT  11.1


                          ALLIED WASTE INDUSTRIES, INC.
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - PRIMARY
        (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS AND NUMBER OF SHARES)


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                                                           Nine Months                      Three Months
                                                       Ended September 30,               Ended September 30,
                                                  -----------------------------     -----------------------------
                                                       1996            1997           1996                1997
                                                  ------------     ------------     ------------     ------------
                                                          (unaudited)                      (unaudited)

Income before extraordinary loss .............    $     10,359     $     33,876     $      5,582     $     14,427
Extraordinary loss due to early extinguishment
   of debt, net of income tax benefit ........          11,024           53,205           11,024              793
                                                  ------------     ------------     ------------     ------------
Net income (loss) ............................            (665)         (19,329)    $     (5,442)          13,634
Dividends on preferred stock .................            (861)            (381)            (287)             (44)
                                                  ------------     ------------     ------------     ------------
Adjusted net income (loss)
   to common shareholders ....................    $     (1,526)    $    (19,710)    $     (5,729)    $     13,590
                                                  ============     ============     ============     ============

Historical weighted average common
   shares outstanding ........................      59,502,699       80,421,005       61,274,849       82,350,279
Common stock equivalents -
   Stock options and warrants ................       2,196,588        9,091,649        2,050,420        2,964,917
Issuable pursuant to
    earn-out agreements ......................         937,540          230,361          942,172          242,346
                                                  ------------     ------------     ------------     ------------
Weighted average common and
    common equivalent shares .................      62,636,827       89,743,015       64,267,441       85,557,542
                                                  ============     ============     ============     ============
Primary net income (loss) per share:
   Income before extraordinary loss ..........    $       0.15     $       0.37     $       0.08     $       0.17
   Extraordinary loss ........................           (0.18)           (0.59)           (0.17)           (0.01)
                                                  ------------     ------------     ------------     ------------
   Adjusted net income (loss) ................    $      (0.03)    $      (0.22)    $      (0.09)    $       0.16
                                                  ============     ============     ============     ============
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